UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2012

AMN Healthcare Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16753	06-1500476
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12400 High Bluff Drive; Suite 100, San Diego, California		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 871-8519

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2012, the Board of Directors of AMN Healthcare Services, Inc. (AHS) unanimously voted to increase the Board to eight members and to appoint Mark Foletta to fill the new directorship, effective December 10, 2012, until his successor is duly elected and qualified, or until he resigns, is removed, or becomes disqualified. The Board also appointed him to the Audit Committee, effective December 10, 2012.

Mr. Foletta served as Senior Vice President, Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc. (“Amylin”) from March 2006 until October 2012, and he previously served as Vice President, Finance and Chief Financial Officer of Amylin from March 2000 to March 2006. Mr. Foletta previously served as a Principal of Triton Group Management, Inc. from 1997 to 2000. From 1986 to 1997, Mr. Foletta held a number of management positions with Intermark, Inc. and Triton Group Ltd., the most recent of which was Senior Vice President, Chief Financial Officer and Corporate Secretary. From 1982 to 1986, Mr. Foletta was with Ernst & Young, where upon his departure he was serving as an Audit Manager. He was a director of Anadys Pharmaceuticals, Inc. from 2005 until its sale in 2011. Mr. Foletta received a B.A. in Business Economics from the University of California, Santa Barbara. He is a Certified Public Accountant (inactive) and a member of the Financial Executives Institute.

On December 10, 2012, Mr. Foletta received 4,092 restricted stock units with an aggregate grant date fair value of $45,749, which vest on the first anniversary of the grant date, and will receive a pro-rated annual retainer of $16,667. The foregoing compensation is based on the anticipated number of months of completed service leading up to the Company’s next annual meeting of stockholders. Mr. Foletta will not receive separate meeting fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN Healthcare Services, Inc.

Date: December 12, 2012	By:	/s/ Susan R. Salka
Susan R. Salka President & Chief Executive Officer